Exhibit 99.1

For Immediate Release

For more information, contact:

Darin Janecek, Chief Financial Officer
ARI Network Services, Inc.
Phone: (414) 973-4300

Investor Contact:
Joe Dorame, Robert Blum, Joe Diaz
Lytham Partners, LLC
Phone: (602) 889-9700
aris@lythampartners.com

ARI Network Services Announces Third Quarter 2012 Financial Results

Milwaukee, Wis., June 14, 2012 – ARI Network Services (OTCBB: ARIS), a leader in creating, marketing, and supporting software, SaaS, and DaaS solutions that connect consumers, dealers, distributors, and manufacturers in selected vertical markets, reported financial results today for the third quarter of fiscal year 2012 ended April 30, 2012.

Highlights for the third quarter of fiscal 2012 included:

●	Total revenue for the third quarter of fiscal 2012 increased 6.7% to $5.7 million compared to $5.4 million in the third quarter of fiscal 2011.
●
Recurring revenue for the quarter increased 9.8% to $4.8 million, or 83.7% of total revenue, from $4.4 million, or 81.3% of total revenue, in the third quarter of fiscal 2011; compared to the second quarter of fiscal 2012, recurring revenue increased 2.7%, representing the seventh straight quarter of growth.

●	During the quarter, the Company invested $851,000 in strategic research and technology investments to support future new product introductions and revenue growth.
●	The Company paid down $398,000 of debt in the third quarter. In fiscal 2012 the Company reduced its total debt from $5.6 million at July 31, 2011 to $4.5 million at April 30, 2012.
●	In the third quarter, the Company added 103 new customers and 2 new reseller agreements;
●	For the nine-month period ended April 30, 2012, churn (the measure of customers that do not renew) improved 15% compared to the end of the third fiscal quarter of 2011.

Third quarter 2012 Financials

For the third fiscal quarter ended April 30, 2012, ARI reported revenue of $5.7 million versus $5.4 million in the comparable quarter of fiscal 2011; an increase of 6.7%. Total operating expenses in the third quarter were $4.0 million, up 11.8%, compared to $3.6 million in the fiscal 2011 third quarter. This increase resulted from investments made in product research and development, the Company's internal technology infrastructure and the roll out of the Company's fiscal 2012 investor relations initiative.  As a result of these investments, operating income for the third quarter was $327,000 compared to $675,000 in the third quarter of 2011.

The company reported net income of $210,000, or $0.03 per share, in the third quarter of 2012, compared to net income of $541,000, or $0.07 per share in the third quarter of 2011.  The decline was largely due to a $433,000 gain on the disposition of a component of the business recognized in the third quarter of fiscal 2011 that did not recur in fiscal 2012. Recurring revenue for the quarter was $4.8 million, or 83.7% of total revenue, versus $4.4 million, or 82.8% of total revenue, for the third quarter last year.

EBITDA for the third quarter was $1.1 million, comparable to EBITDA of $1.9 million in the third quarter last year.

Management Discussion

Roy W. Olivier, president and chief executive officer of ARI, commented, “We are pleased with the results of the quarter in regards to top line revenue growth. Our fiscal 2012 recurring revenue has increased to 84.0% of total revenue, compared to 81.4% last year, and we reduced our rate of churn by 15% over this same period.  These improvements resulted in an increase in recurring revenue of nearly 8%. We have signed on two new resellers, added over 100 new customers and signed a deal with a national retailer to use our catalog content in their 1,200 service centers, all of which will contribute to recurring revenue growth.”

Mr. Olivier continued, “We are very focused on the execution of our revenue growth strategy and are making strategic investments in technology to achieve this growth.  We have expanded our product research and development resources to focus solely on providing our customers with easy access to the innovative technology they need to grow their businesses.  We continue to integrate several of our core product offerings and have updated our lead management tools to allow us to electronically distribute them to a large number of potential new users in an extremely cost efficient manner, which is a critical driver of revenue growth. ”

Darin Janecek, chief financial officer of ARI, commented, “We had a year over year decline in operating income for the quarter of 27.7% or $381,000 due to planned investments in our products, technology infrastructure and our investor relations program.  These investments are critical components of executing on our growth strategy and increasing shareholder value. Since the beginning of Fiscal 2012, we have seen substantial increases in both our average daily trading volume and our stock price during this time. Several of these costs are one-time and will not continue into the fourth quarter.”

Non-GAAP Measures

EBITDA, a non-GAAP measure, is defined as earnings before interest, income taxes, depreciation and amortization.  Management believes EBITDA, to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. While management considers EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with generally accepted accounting principles (GAAP). Not all companies calculate EBITDA in the same manner and the measure as presented may not be comparable to similarly titled measures presented by other companies.  A reconciliation of net income to EBITDA can be found on the investor relations section of our website for all periods presented.

Third quarter Conference Call

ARI will conduct a conference call today, Thursday, June 14, 2012 at 4:30 pm EST to review the financial results for the third quarter of fiscal year 2012 ended April 30, 2012. Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 or can listen via a live Internet web cast, which is available in the Investor Relations section of the Company’s website at http://www.arinet.com.

A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation #10011378. A web cast replay will be available in the Investor Relations section of the Company’s website at http://www.arinet.com until the next earnings conference call.

About ARI
ARI Network Services, Inc. (“ARI” or the “Company”) is a leader in creating, marketing, and supporting software, software as a service (“SaaS”) and data as a service (“DaaS”) solutions that enhance revenue and reduce costs for our customers. Our innovative, technology-enabled solutions connect the community of consumers, dealers, distributors, and manufacturers to help our customers efficiently service and sell more whole goods, parts, garments, and accessories (“PG&A”) worldwide in selected vertical markets that include power sports, outdoor power equipment, marine, and white goods.  We estimate that approximately 18,000 equipment dealers, 125 manufacturers, and 150 distributors worldwide leverage our technology to drive revenue, gain efficiencies and increase customer satisfaction.

Forward-Looking Statements

Certain statements in this news release contain "forward‐looking statements" regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933.  All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements.  These statements are based on current expectations, estimates, forecasts, and projects about the markets in which we operate and the beliefs and assumptions of our management.  Words such as  "expects," "anticipates," “targets,” “goals,” “projects”, “intends,” “plans,” "believes," “seeks,” “estimates,” “endeavors,” “strives,” “may,” or variations of such words, and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward‐looking statements are subject to a number of risks, uncertainties and assumptions that are difficult to predict, estimate or verify.  Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.  Such risks and uncertainties include those factors described in Part 1A of the Company’s annual report on Form 10‐K for fiscal year ended July 31, 2011, filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward‐looking statements. The forward‐looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward‐looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

ARI Network Services, Inc.
Consolidated Statements of Income
(Dollars in Thousands, Except per Share Data)

	(Unaudited)		(Unaudited)
	Three months ended April 30		Nine months ended April 30
	2012	2011	2012	2011
Net revenue	$5,712	$5,354	$16,623	$15,916
Cost of revenue	1,378	1,095	3,765	3,348
Gross profit	4,334	4,259	12,858	12,568
Operating expenses:
Sales and marketing	1,121	946	3,272	3,172
Customer operations and support	800	834	2,496	2,545
Software development and technical support (net of capitalized software product costs)	467	351	1,345	1,127
General and administrative	1,304	1,011	3,630	3,091
Depreciation and amortization (exclusive of amortization of software product costs included in cost of revenue)	315	442	1,122	1,259
Net operating expenses	4,007	3,584	11,865	11,194
Operating income	327	675	993	1,374
Other income (expense):
Interest expense	(40)	(192)	(161)	(596)
Other, net	79	435	96	441
Total other income (expense)	39	243	(65)	(155)
Income before provision for income tax	366	918	928	1,219

Income tax (expense) benefit	(156)	(402)	(385)	(481)
Income from continuing operations	210	516	543	738
Discontinued operations, net of tax	-	25	-	25
Net income	$210	$541	$543	$763

Net income per common share:
Basic	$0.03	$0.07	$0.07	$0.10
Diluted	$0.03	$0.07	$0.07	$0.10

ARI Network Services, Inc.
Consolidated Balance Sheets
(Dollars in Thousands, Except per Share Data)

	(Unaudited)	(Audited)
	April 30	July 31
	2012	2011
Current assets:
Cash and cash equivalents	$486	$1,134
Trade receivables, less allowance for doubtful accounts of $256 and $383 at April 30, 2012 and July 31, 2011, respectively	1,389	1,179
Work in process	183	169
Prepaid expenses and other	760	802
Deferred income taxes	2,832	2,693
Total current assets	5,650	5,977
Equipment and leasehold improvements:
Computer equipment and software for internal use	2,736	2,304
Leasehold improvements	584	558
Furniture and equipment	2,178	2,000
	5,498	4,862
Less accumulated depreciation and amortization	3,608	2,988
Net equipment and leasehold improvements	1,890	1,874
Capitalized software product costs:
Amounts capitalized for software product costs	17,898	16,693
Less accumulated amortization	14,917	13,878
Net capitalized software product costs	2,981	2,815
Deferred income taxes	2,080	2,607
Other long term assets	306	346
Other intangible assets	1,553	2,041
Goodwill	5,439	5,439
Total assets	$19,899	$21,099

ARI Network Services, Inc.
Consolidated Balance Sheets
(Dollars in Thousands, Except per Share Data)

	(Unaudited)	(Audited)
	April 30	July 31
	2012	2011
Current liabilities:
Current borrowings on line of credit	$-	$245
Current portion of long-term debt	1,000	917
Accounts payable	647	561
Deferred revenue	5,044	5,282
Accrued payroll and related liabilities	584	1,264
Accrued taxes	27	106
Other accrued liabilities	554	473
Current portion of capital lease obligations	136	127
Total current liabilities	7,992	8,975
Non-current liabilities:
Long-term debt	3,222	4,083
Capital lease obligations	94	210
Total non-current liabilities	3,316	4,293
Total liabilities	11,308	13,268

Shareholders' equity:
Cumulative preferred stock, par value $.001 per share, 1,000,000 shares authorized; 0 shares issued and outstanding at April 30, 2012 and July 31, 2011, respectively	-	-
Junior preferred stock, par value $.001 per share, 100,000 shares authorized; 0 shares issued and outstanding at April 30, 2012 and July 31, 2011, respectively	-	-
Common stock, par value $.001 per share, 25,000,000 shares authorized; 8,034,350 and 7,901,774 shares issued and outstanding at April 30, 2012 and July 31, 2011, respectively	8	8
Common stock options	1,202	1,092
Additional paid-in capital	95,921	95,834
Accumulated deficit	(88,521)	(89,064)
Other accumulated comprehensive loss	(19)	(39)
Total shareholders' equity	8,591	7,831
Total liabilities and shareholders' equity	$19,899	$21,099